Exhibit 23.6
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the reference to us under “Experts—Mariner” and to the incorporation by reference into this Amendment No. 4 to Form S-4 registration statement of our reports dated March 16, 2009 relating to the consolidated financial statements of Edge Petroleum Corporation and to the effectiveness of Edge Petroleum Corporation’s internal control over financial reporting included in Mariner Energy, Inc.’s Current Report on Form 8-K dated December 31, 2009, as amended by a Form 8-K/A of the same date. Our report contains an explanatory paragraph regarding the ability of Edge Petroleum Corporation to continue as a going concern.

/s/ BDO USA, LLP

BDO USA, LLP
(formerly known as BDO SEIDMAN, LLP)
Houston, Texas
September 28, 2010